EXHIBIT 99
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FOR IMMEDIATE RELEASE                  Contact:   William J. Small
                                                  Chairman, CEO & President
                                                  First Defiance Financial Corp.
                                                  Phone: (419) 782-5015
                                                  Email: bsmall@first-fed.com



             FIRST DEFIANCE FINANCIAL CORP. TO ACQUIRE THREE BANKING
                            OFFICES IN NORTHWEST OHIO

o Acquisition will expand the FDEF's First Federal Bank of the Midwest footprint in Hancock County and into Putnam County

o    Immediately accretive to earnings

o    All-cash transaction is expected to close by the end of May 2003


DEFIANCE, OHIO (February 24, 2003) - First Defiance Financial Corp. (NASDAQ:
FDEF) today announced that it has signed a purchase and assumption agreement to acquire three northwest Ohio community bank branches from RFC Banking Company, a subsidiary of Rurban Financial Corp. (NASDAQ: RBNF). The transaction includes the acquisition of approximately $176 million in deposits and $115 million in loans. The transaction does not require approval by either First Defiance or Rurban Financial shareholders and is expected to close in the second quarter of 2003 following customary regulatory approvals.

First Defiance is the holding company for First Federal Bank of the Midwest, which operates 14 full service branches, one commercial loan production office and 18 ATM locations in northwest Ohio, and First Insurance and Investments, the largest property and casualty insurance company in Defiance.

First Defiance Chairman, CEO and President William J. Small said the acquisition expands its presence in current and adjacent markets and nicely complements its successful de novo branching strategy. "We have a good presence in Hancock

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County with our existing branch on the north side of Findlay, and this acquisition allows us to expand that to the downtown area, as well as to McComb. Ottawa, in Putnam County, is a market we have been considering for some time," Small said. "Both Hancock and Putnam Counties have business-friendly environments and large agriculture bases which fits with our commercial and agricultural lending strengths. In addition, we believe that First Federal's strong customer service and local decision-making strategy will benefit individual and business customers at these new additions to our branch network. We look forward to meeting our new customers and introducing First Federal's community banking philosophy."

"Since we sold The Leader Mortgage Company in the second quarter of 2002, evaluating acquisitions that meet our criteria has been one of our strategies to redeploy the capital proceeds to support growth in our community financial services business model," Small said. "We expect this transaction to be immediately accretive to earnings as well as to provide future growth for commercial and consumer banking, insurance sales and investment planning services."

The acquisition includes The Peoples Banking Company branches in McComb and Findlay in Hancock county and The First Bank of Ottawa in Putnam County, as well as three ATM locations. The branches being acquired will be rebranded as First Federal Bank branches upon completion of the transaction.

About First Defiance Financial Corp.

     First Defiance Financial Corp., headquartered in Defiance, OH, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 14 full service branches, one commercial loan production office and 18 ATM locations in northwest Ohio. First Insurance and Investments is the largest property and casualty insurance company in the Defiance, OH area and it also specializes in life and group health insurance. For more information, visit the company's Web site at www.fdef.com.

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About RFC Banking Company

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at http://www.rurbanfinancial.net .. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF.

Rurban's wholly owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFC Banking Company which consists of The Peoples Banking Company, The First Bank of Ottawa and The Citizens Savings Bank Company. The banks offer a full range of financial services through their offices in the Northern Ohio counties of Defiance, Paulding, Fulton, Hancock, Putnam, Sandusky, Wood, and Cuyahoga. Reliance Financial Services offers a diversified array of trust and financial services to customers nationwide. RDSI provides data processing services to community banks in Ohio, Michigan and Indiana.

Safe Harbor Statement

Statements contained herein, including management's expectations, and Mr. Small's comments, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.